Exhibit 10.83

AGREEMENT OF SALE AND PURCHASE

JEFFERSON EQUITY PARTNERS, LLC,

a Tennessee limited liability company,

OAK HILL PARTNERS, LLC,

a Tennessee limited liability company,

KNOXVILLE EQUITY PARTNERS, LLC,

a Tennessee limited liability company,

and

EMORY DEVELOPMENT PARTNERS, LLC,

a Tennessee limited liability company,

collectively, as the Sellers

and

CHP PARTNERS, LP,

a Delaware limited partnership

as the Purchaser

April 3, 2013

TABLE OF CONTENTS

ARTICLE I. Definitions		1

ARTICLE II. Agreement to Sell and Purchase		9
2.1	Agreement to Sell and Purchase	9
2.2	All or None Sale	10

ARTICLE III. Purchase Price and Earnest Money		10
3.1	Payment of Purchase Price	10
3.2	Earnest Money	10
3.3	Allocation of Purchase Price and Earnest Money	10

ARTICLE IV. Items to be Furnished to Purchaser by Seller		10
4.1	Due Diligence Materials	10
4.2	Due Diligence Review	12
4.3	Service Contracts	13

ARTICLE V. TITLE AND SURVEY REVIEW		13
5.1	Title Commitment and Survey	13
5.2	Permitted Exceptions	13
5.3	Title Review and Cure.	14
5.4	Delivery of Title Policy at Closing	14

ARTICLE VI. Representations, Warranties, Covenants and Agreements		15
6.1	Representations and Warranties of Sellers	15
6.2	Covenants and Agreements of Sellers	19
6.3	Representations, Warranties and Covenants of Purchaser	20
6.4	Disclaimer	21

ARTICLE VII. Conditions to the Sellers’ and Purchaser’s Obligations		22
7.1	Conditions to the Purchaser’s Obligations	22
7.2	Failure of Conditions to Purchaser’s Obligations	24
7.3	Condition to the Sellers’ Obligations	25
7.4	Failure of Conditions to Sellers’ Obligations	25
7.5	Casualty.	26

ARTICLE VIII. Provisions with Respect to the Closing		27
8.1	The Closing	27
8.2	Sellers’ Closing Obligations	27
8.3	Purchaser’s Closing Obligations	28

ARTICLE IX. Expenses of Closing		29
9.1	Taxes	29
9.2	Rents.	29
9.3	Security Deposits and Credit Enhancements	30

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9.4	Leasing Costs	30
9.5	Closing Costs.	30
9.6	Commissions/Broker’s Fees	31
9.7	Utilities; Operating Expenses.	32

ARTICLE X. Default and Remedies		32
10.1	Sellers’ Default; Purchaser’s Remedies.	32
10.2	Purchaser’s Default; Sellers’ Remedies.	33

ARTICLE XI. ESCROW OF EARNEST MONEY		34
11.1	Investment of Earnest Money	34
11.2	Payment at Closing	34
11.3	Payment on Demand	34
11.4	Exculpation of Title Company	34
11.5	Stakeholder	34
11.6	Receipt	35

ARTICLE XII. Miscellaneous		35
12.1	Survival	35
12.2	Right of Assignment	35
12.3	Notices	35
12.4	Entire Agreement; Modifications	36
12.5	Applicable Law	37
12.6	Captions	37
12.7	Binding Effect	37
12.8	Execution in Counterparts	37
12.9	Time is of the Essence	37
12.10	Waiver of Conditions	37
12.11	Severability	38
12.12	No Recording	38
12.13	Attorneys’ Fees	38
12.14	Independent Consideration	38
12.15	Third-Party Beneficiaries	38
12.16	Confidentiality	38
12.17	Public Announcement	38
12.18	Exclusive Forum	39
12.19	1031 Exchange	39
12.20	Suite 230	39

ARTICLE XIII. INDEMNIFICATION AND RELEASE		40
13.1	Indemnification by Seller	40
13.2	Indemnification by Purchaser	40
13.3	Indemnification Procedure.	40
13.4	Guarantor Guaranty	41
13.5	Exclusive Remedy for Indemnification Loss	42

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AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made and entered into by and between JEFFERSON EQUITY PARTNERS, LLC, a Tennessee limited liability company (“JEP”), OAK HILL PARTNERS, LLC, a Tennessee limited liability company (“OHP”), KNOXVILLE EQUITY PARTNERS, LLC, a Tennessee limited liability company (“KEP”), and EMORY DEVELOPMENT PARTNERS, LLC, a Tennessee limited liability company, (“EDP”; JEP, OHP, KEP and EDP being each referred to as a “Seller” and collectively as the “Sellers”), and CHP PARTNERS, LP a Delaware limited partnership (“Purchaser”). Sellers and Purchaser are sometimes collectively referred to herein as the “Parties”.

RECITALS:

A.            Each Seller is the owner of a Property comprising the Portfolio (as hereinafter defined).

B.            The Sellers desire to sell the Portfolio to Purchaser, and Purchaser desires to purchase the Portfolio from Sellers on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the sum of One Hundred Dollars ($100.00) (“Independent Consideration”), the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

In addition to any other terms defined in the body of this Agreement, as used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated in this Article I:

“Affiliate” of any specified Person means any other Person Controlling, Controlled by or under common Control with such specified Person.

“Assignment of Base Lease” shall mean an Assignment of Ground [Air Rights] Lease, Service in the form attached as Exhibit F hereto, and sufficient to assign all of the right, title, and interest of EDP, JEP and KEP in its corresponding Base Lease to Purchaser.

“Assignment of Leases and Service Contracts” shall mean an Assignment of Leases and Service Contracts in the form attached as Exhibit E hereto, and sufficient to assign all of each Seller’s right, title, and interest in the Leases to Purchaser, and to assign all of each Seller’s right, title, and interest in the Service Contracts to Purchaser.

“Base Lease” or “Base Leases” shall mean the OHP Air Rights Lease, the KEP Ground Lease and the EDP Ground Lease, individually and collectively.

“Base Lease Landlord” or means the landlord or lessor under each Base Lease.

“Bill of Sale” shall mean a Bill of Sale and Assignment in the form attached as Exhibit B hereto, and sufficient to transfer the Personal Property of each Seller to Purchaser.

“Brinkman” shall mean N.T. Brinkman, Inc., a Virginia corporation.

“Brokerage Agreement” means an agreement with a licensed real estate broker representing a Seller or a Tenant which entitles such broker to the payment of a commission in connection with a Lease.

“Buildings” shall mean the JEP Building, the KEP Building, the EDP Building and the OHP Building, collectively.

“Business Day(s)” shall mean calendar days other than Saturdays, Sundays and legal holidays.

“Cherokee” shall mean Cherokee Health Systems, a Tennessee nonprofit corporation.

“Closing” shall mean the consummation of the Transaction as provided for herein.

“Closing Date” shall mean the actual day on which the Transaction is closed with the transfer of title to the Properties to Purchaser and the Purchase Price paid to Seller.

“Closing Statement” shall have the meaning ascribed to such term in Section 8.2 below.

“Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Deed” shall mean a special warranty deed executed by JEP, as grantor, in favor of Purchaser (or its permitted assignee) as grantee, conveying the JEP Units to Purchaser, subject to the Permitted Exceptions.

“Disclosure Schedule” shall mean the schedule of exceptions to representations made herein by Sellers, which is attached as Exhibit J.

“Due Diligence Materials” shall have the meaning ascribed to such term in Section 4.1 hereof.

“Due Diligence Period” shall mean that period of time beginning on the Effective Date and ending at 5:00 pm, Eastern Time, on the date which is thirty (30) days after the Effective Date (and subject to extension as described in Section 4.1 below).

“Earnest Money” shall mean the sum of Two Million Dollars ($2,000,000.00).

“EDP Building” shall mean the medical office building commonly referred to as Medical Plaza B, located on the EDP Land and having an address of 7557B Dannaher Drive, Powell, Tennessee 37849.

“EDP Ground Lease” shall mean the Ground Lease Agreement by and between SMH and EDP dated as of December 12, 2007, as amended, pursuant to which EDP has leased the EDP Land from SMH.

“EDP Land” shall mean the real property described on Exhibit A hereto.

“EDP Leases” shall mean the Leases of spaces in the EDP Building.

“EDP Personal Property” shall mean the Personal Property owned by EDP.

“EDP Property” shall mean, collectively, (a) EDP’s interest in the EDP Ground Lease, (b) the EDP Building, together with all appurtenant interests, including the EDP Leases, and (c) the EDP Personal Property.

“EDP Quit Claim Deed” shall mean a quit claim deed executed by EDP, as grantor, in favor of Purchaser (or its permitted assignee) as grantee, conveying the EDP Building, together with all appurtenant interests, to Purchaser.

“Effective Date” shall mean the date on which a fully executed counter-part original or copy of this Agreement is delivered to and receipted by the Title Company.

“Engineering Documents” shall mean all site plans, soil and substrata studies, architectural drawings, as-built plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies, if any, that relate to a Building which are currently in the possession of a Seller.

“Exception Documents” shall mean true, correct and legible copies of each document listed as an exception to title on a Title Commitment.

“Fixtures” shall mean all permanently affixed equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into a Building, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; provided, that “Fixtures” shall not include any equipment, machinery or other property located in a Building which is owned by Tenants.

“Guarantor” shall mean Brinkman.

“Hazardous Materials” shall mean any substance, including without limitation asbestos or any substance containing asbestos, deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

“Hazardous Materials Law” shall mean any local, state or federal law relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

“HMA” shall mean Health Management Associates, Inc., a Delaware corporation.

“Indemnification Loss” means, with respect to any Indemnitee, any liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Independent Consideration” has the meaning set forth in the preamble.

“Intangible Property” means all Permits and other intangible property or any interest therein now or on the Closing Date owned or held by a Seller in connection with a Building, or with the use thereof, including trade names, water rights and reservations, zoning rights, business licenses and warranties (including those relating to construction or fabrication) related to a Building, or any part thereof; provided, however, “Intangible Property” shall not include the general corporate trademarks, service marks, logos or insignia or books and records of a Seller, and accounts receivable.

“Jefferson Master Deed” means the Master Deed between JEP and Jefferson Owners Association, dated November 27, 2000, of record in Book 110, page 119, Register’s Office for Jefferson County, Tennessee, pursuant to which the JEP Building was converted into a condominium regime.

“Jefferson Owner’s Association” means Jefferson Medical Commons Association, Inc., a Tennessee nonprofit corporation.

“JEP Building” shall mean the medical office building commonly referred to as Jefferson Medical Commons located on the JEP Land and having an address of 120 Hospital Drive, Jefferson City, Tennessee 37760.

“JEP Ground Lease” shall mean the Ground Lease by and between JMH and JEP dated as of February 3, 2000, as amended, pursuant to which JEP has leased the JEP Land from JMH. The tract of land of which the JEP Land is a part was transferred by JMH to Jefferson City and Jefferson County, Tennessee (the “Municipalities”) and the interest of JMH in the JEP Ground Lease was assigned by JMP to the Municipalities. The JEP Ground Lease was assigned by JEP to Jefferson Owner’s Association.

“JEP Land” shall mean the real property described on Exhibit A hereto.

“JEP Leases” shall mean the Leases of JEP Units.

“JEP Personal Property” shall mean the Personal Property owned by JEP.

“JEP Property” shall mean, collectively, (a) the JEP Units, together with all appurtenant interests, including the JEP Leases, and (b) the JEP Personal Property.

“JEP Units” shall mean the condominium units in the JEP Building owned by JEP, being all units in the JEP Building other than Units110, 130, 250 and 260.

“JMH” shall mean Jefferson Memorial Hospital, Inc., a Tennessee nonprofit corporation.

“KEP Building” shall mean the medical office building commonly referred to as Medical Plaza A, located on the KEP Land and having an address of 7557A Dannaher Drive, Powell, Tennessee 37849.

“KEP Ground Lease” shall mean the Ground Lease Agreement by and between SMH and KEP dated as of April 13, 2004, as amended, pursuant to which KEP has leased the KEP Land from SMH.

“KEP Land” shall mean the real property described on Exhibit A hereto.

“KEP Leases” shall mean the Leases of spaces in the KEP Building.

“KEP Personal Property” shall mean the Personal Property owned by KEP.

“KEP Property” shall mean, collectively, (a) KEP’s interest in the KEP Ground Lease, (b) the KEP Building, together with all appurtenant interests, including the KEP Leases, and (c) the KEP Personal Property.

“KEP Quit Claim Deed” shall mean a quit claim deed executed by KEP, as grantor, in favor of Purchaser (or its permitted assignee) as grantee, conveying the KEP Building, together with all appurtenant interests, to Purchaser.

“Land” means the EDP Land, the JEP Land, the KEP Land and the OHP Land, collectively.

“Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, zoning, land use, planning, health and safety, disabled or handicapped persons.

“Lease” or “Leases” shall mean each lease or rental agreement or all leases and other rental agreements, if any, (written or verbal, now or hereafter in effect) through which a Seller, or any prior owner of a Building has granted a possessory interest in and to any space in such Building, and all security deposits or credit enhancements, if any, held in connection therewith. All Leases are listed on Schedule 5.1 hereto.

“Management Agreement” means an agreement between Purchaser and Brinkman (or an Affiliate designated by Brinkman) in the form of Exhibit G pursuant to which Brinkman (or Brinkman’s designated Affiliate) is engaged to manage each Building for a term of five (5) years following the Closing.

“Material Tenant Lease Default” shall be deemed to exist (A) (i) if one or more Tenants is in breach and has not cured the monetary terms of their Leases, (ii) if one or more Tenants is in breach and has not cured any non-monetary terms of their Leases after notice of such breach and such failure to cure has extended beyond any applicable cure period; (iii) if one or more Tenants files a petition in bankruptcy or take or consent to any other action seeking any such judicial decree or are the subject of an involuntary petition in bankruptcy which involuntary petition is not vacated prior to Closing, (iv) if one or more Tenants are permitted to terminate or cancel their Leases as a result of a default by a Seller thereunder or as a result of any occurrence or event that the Lease expressly states will allow the Tenant to terminate or cancel its Lease (excluding, however, early termination, buy-out and similar lease provisions), such as an extended interruption of services, and/or (v) if one or more Leases of space are the subject of litigation regarding a default or an alleged default under said Leases or one or more Tenants sends a demand letter to a Seller regarding a claimed material default by such Seller under such Lease(s), and (B) if such Lease or Leases encompassed by clauses (i), (ii), (iii), and/or (iv) in (A) above in this definition cover more than ten percent (10%) of the rentable space in the Building.

“MHP” shall mean Mercy Health Partners, Inc., successor by merger to St. Mary’s Health System, Inc. (“SMH”), a Tennessee nonprofit corporation.

“Non-Solicitation Agreement” shall mean the non-solicitation agreement between Sellers, Brinkman and Purchaser in the form of Exhibit I attached hereto.

“OHP Air Parcel” shall mean the air parcel leased by OHP pursuant to the OHP Air Rights Lease, within which the OHP Building has been constructed, which is described on Exhibit A hereto.

“OHP Air Rights Lease” shall mean the Air Rights Lease by and between SMH and JEP dated as of March 27, 2003, as amended, pursuant to which OHP has leased the OHP Air Parcel from SMH. JEP subsequently assigned the OHP Air Rights Lease to Healthcare Equity Partners, LLC, which later assigned the OHP Air Rights Lease to OHP.

“OHP Building” shall mean the medical office building commonly referred to as the C-Wing Annex, located within the OHP Air Parcel and having an address of 900 East Oak Hill Avenue, Knoxville, Tennessee 37917.

“OHP Land” shall mean the real property underlying the OHP Air Parcel, described on Exhibit A hereto.

“OHP Leases” shall mean the Leases of spaces in the OHP Building.

“OHP Personal Property” shall mean the Personal Property owned by OHP.

“OHP Property” shall mean, collectively, (a) OHP’s interest in the OHP Air Rights Lease, (b) the OHP Building, together with all appurtenant interests, including the OHP Leases, and (c) the OHP Personal Property.

“OHP Quit Claim Deed” shall mean a quit claim deed executed by OHP, as grantor, in favor of Purchaser (or its permitted assignee) as grantee, conveying the OHP Building, together with all appurtenant interests, to Purchaser.

“Operating Expense Pass-Throughs” has the meaning assigned to such term in Section 8.7.

“Permits” shall mean all permits, licenses, approvals, entitlements and other governmental, quasi-governmental and non-governmental authorizations including, without limitation, certificates of occupancy, required in connection with the ownership, construction of tenant improvements, use, operation or maintenance of the Building and, to the extent held by Seller, in connection with the construction of the Building. As used herein, “quasi-governmental” shall include the providers of all utility services to the Land or the Building.

“Permitted Exceptions” shall have the meaning ascribed to such term in Section 5.2.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any governmental authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, collectively, the Intangible Property, Warranties, Engineering Documents, and Tangible Personal Property.

“Portfolio” shall mean, collectively, the JEP Units, the OHP Property, the KEP Property and the EDP Property.

“Property Financial Documents” shall mean the historical statements and other financial information listed in Section 4.1 below.

“Property” and “Properties” means the JEP Units, the OHP Property, the KEP Property and the EDP Property, individually and collectively.

“Proration Period” has the meaning assigned to such term in Section 9.1.

“Purchase Price” shall mean Fifty-Four Million Five Hundred Thousand Dollars ($54,500,000.00), inclusive of the Earnest Money, and which shall be adjusted or reduced at Closing pursuant Article VIII of this Agreement.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Quit Claim Deeds” shall mean, collectively, the EDP Quit Claim Deed, KEP Quit Claim Deed, and the OHP Quit Claim Deed.

“Rent Roll” shall mean a list compiled by each Seller setting forth each Lease together with the following information with respect to each of the Leases: (i) the premises covered, (ii) the date of the Lease and all amendments and modifications thereto, (iii) the name of the Tenant, (iv) the term, (v) the rents and other charges payable thereunder, (vi) expense stops, and (vii) the nature and amount of any security in respect of each Lease.

“ROFO Agreement” shall mean the right of first offer agreement between Sellers, Brinkman and Purchaser in the form of Exhibit H attached hereto.

“Sellers’ Actual Knowledge” shall mean the conscious awareness of facts or information, without investigation, by Norman T. Brinkman or Benjamin W. Ochs.

“Sellers’ Broker” shall mean Newmark Grubb Knight Frank, LLC.

“Sellers’ Indemnitees” means Sellers and their Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Service Contracts” shall mean all service contracts or other agreements or instruments affecting all or a portion of a Building (other than the Leases, the Permits, and all matters of record affecting any portion of such Building), a complete list of which is attached hereto as Exhibit C.

“SMH” shall mean St. Mary’s Health System, Inc., a Tennessee nonprofit corporation.

“Suite 230” shall mean condominium unit 230 in the JEP Building.

“Survey” shall mean an ALTA/ASCM Land Survey of each parcel of Land procured by Purchaser.

“Tangible Personal Property” shall mean all furnishings, equipment, tools, machinery, appliances and all other tangible personal property owned by each Seller and located on or about a Building or used in connection with the operation thereof, a description of which shall be attached as Exhibit B to the Bill of Sale.

“Tenant” shall mean the lessees or tenants under the Leases.

“Tenant Estoppel Certificate” shall have the meaning ascribed to such term in Section 7.1(b) below.

“Termination Notice” shall have the meaning ascribed to such term in Section 4.2 below.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title Affidavit” shall have the meaning ascribed to such term in Section 5.2 below.

“Title Commitment” shall mean a current commitment for title insurance (a) issued by the Title Company, (b) in the amount of the Purchase Price, and (c) showing Purchaser or its designee as the proposed insured, pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

“Title Company” shall mean First American Title Insurance Company, National Commercial Services Division, 420 South Orange Avenue, Suite 250, Orlando, Florida 32801, Attention: Michael Moore.

“Title Policy” shall mean a title policy or policies issued by the Title Company in accordance with the Title Commitment, subject only to the Permitted Exceptions, insuring Purchaser’s leasehold estate in the Land and Building, with liability in the amount of the Purchase Price, dated as of the Closing Date.

“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.

“Warranties” shall mean all warranties, representations and similar agreements running to the benefit of Sellers and pertaining to the Property.

ARTICLE II.

AGREEMENT TO SELL AND PURCHASE

2.1      Agreement to Sell and Purchase.    On the Closing Date, Sellers shall, in consideration for the Purchase Price and in accordance with the terms of this Agreement, sell and deliver to Purchaser all of Sellers’ rights, title and interest in and to the Portfolio, and Purchaser shall purchase the same.

2.2      All or None Sale.    Sellers and Purchaser acknowledge and agree that the Transaction must close with respect to all Properties in the Portfolio or none at all, unless the parties, in their sole and absolute discretion, mutually agree to eliminate one or more Properties from the Portfolio.

ARTICLE III.

PURCHASE PRICE AND EARNEST MONEY

3.1      Payment of Purchase Price.    The Purchase Price shall be paid by Purchaser at the Closing via wire transfer in United States currency to the Title Company to be held in escrow for the benefit of Seller, subject to any credits, adjustments, and pro-rations as described in Article VIII below.

3.2      Earnest Money.    Within two (2) Business Days following the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The disposition of the Earnest Money shall be governed by the terms of this Agreement.

3.3      Allocation of Purchase Price and Earnest Money.    The Purchase Price and Earnest Money shall be allocated among the Portfolio in the manner specified in Schedule 3.3, and with respect to each Property, shall be allocated between real and personal property in the manner determined by Purchaser.

ARTICLE IV.

ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

4.1      Due Diligence Materials.    Sellers shall provide Purchaser with the following items (to the extent they are in Sellers’ possession or control) on or before three (3) Business Days after the Effective Date, which may be provided in whole or in part by electronic media:

  (a)        True, correct, complete and legible copies of all Leases and all executed guaranties, letters of credit or other credit enhancements, and commencement letters delivered or held thereunder together with any material correspondence relating to any uncured defaults under any of the Leases or any other matter which has not been fully resolved;

  (b)        Operating statements for each Building for the fiscal years ending December 31, 2010 through December 31, 2012, and for the two months ended February 28, 2013, or for so many of such years during which each Seller owned such Building, if less;

  (c)        True, correct, complete and legible copies of all Service Contracts;

  (d)        current and historical capital budgets for the previous three-year period;

  (e)        A Rent Roll, together with a Delinquency Report (herein so called) effective as of the date such report is generated, showing the rents or other charges in arrears or prepaid under the Leases, if any, and the period for which any such rents and other charges are in arrears or have been prepaid;

  (f)        A copy of each Seller’s latest title policy in respect of the Property;

  (g)       A copy of each Seller’s latest survey in respect of the Property;

  (h)       A copy of each Seller’s latest Phase I Environmental Assessment in respect of the Property;

  (i)        True, correct, complete and legible copies of all Warranties, Permits, and Engineering Documents (the Engineering Documents shall be made available to Purchaser at each Building);

  (j)        True, correct, complete, and legible copies of tax statements or assessments for all real property taxes assessed against each Property for the current and the two (2) prior calendar years;

  (k)       True, correct, complete, and legible copies of operating expense recovery schedules for 2011, 2012, and year to date 2013;

  (l)        A breakdown of the personnel employed in managing each Building, or if a Building is managed by a third party manager, a copy of the management agreement

  (m)      A complete, itemized and detailed inventory of the Tangible Personal Property;

  (n)       True, correct, complete, and legible copies of any and all pleadings with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might have an adverse effect on a Building or the use and operation of a Building. [Seller has shared with Purchaser information related to past litigation with Montecito Medical and the Parties hereby agree the matter shall not be applicable to the use and operation of the Property, nor have an adverse effect on the Property]; and

  (o)      True, correct, complete, and legible copies of any and all contracts or agreements regarding brokerage or leasing commissions or other compensation to be paid to any Person with respect to, or on account of, the Leases (the “Brokerage Agreements”).

The foregoing are collectively referred to in this Agreement as the “Due Diligence Materials”.

In the event Sellers fail to deliver the Due Diligence Materials or any material portion thereof to Purchaser on or prior to five (5) Business Days after the Effective Date, and provided that Purchaser promptly notifies Sellers of Sellers’ failure to deliver such materials, the Due Diligence Period shall automatically be extended on a day-for-day basis by the number of days which elapse between the Effective Date and the date upon which Purchaser receives the last of the Due Diligence Materials. If a particular Due Diligence Material item is not in the possession or control of any applicable Seller, it will affirmatively state so, and such statement shall constitute “delivery” as required by the foregoing sentence.

4.2      Due Diligence Review.    During the Due Diligence Period, Purchaser shall be entitled to review the Due Diligence Materials, and to examine, inspect and investigate each Property to determine whether they are acceptable to Purchaser. Sellers shall grant Purchaser and those acting by, through, or under Purchaser full and complete access to the books and records of Sellers with respect to the Property, and, provided the Closing occurs, permit Purchaser to retain copies of such books and records. Purchaser, its officers and employees, and those acting by, through, and under Purchaser (collectively, the “Purchaser Parties”), shall be entitled to (i) access to the books and records of Sellers with respect to each Property, (ii) make all inspections or investigations desired by Purchaser with respect to each Property and shall have complete physical access thereto (including without limitation, access to the roofs and ceilings of each Building) and (iii) interview Tenants of each Building; provided, (1) the Purchaser Parties shall schedule any visits to, and inspections of, each Property at least two (2) calendar days in advance with Seller, (2) such access shall not unreasonably interfere with any Tenant’s operations at such Property, and (3) representatives of Sellers shall be provided with the opportunity to accompany any Purchaser Party while at such Property. Purchaser shall also be permitted to meet with the Tenants of Suites 110, 130, 250 and 260 at the JEP Building and with representatives of HMA.

If Purchaser takes, or causes to be taken, any sample from a Property in connection with the foregoing, Purchaser shall provide to Sellers a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Purchaser shall promptly deliver to Sellers copies of all reports relating to any testing or other inspection of a Property performed by or on behalf of Purchaser so long as (i) Sellers reimburse Purchaser for its out of pocket costs and expenses of copying and delivering any such reports, (ii) delivery of such reports to Sellers are not prohibited (or does not create liability for Purchaser) under the terms of such reports or under the contracts or agreements for preparation of the same, (iii) Sellers execute and/or provide any additional documentation required by the authors of such reports in order to allow Sellers’ reliance thereon, and Sellers pay the costs associated therewith, and (iv) Sellers acknowledge and agree in writing for the benefit of Purchaser that they will keep such reports confidential (to the extent required by the reports or the contracts or agreements for preparation of such reports) and that Purchaser has no obligation or liability for the accuracy or inaccuracy of any information contained therein; provided, however, that neither Sellers nor Purchaser make any representation or warranty of any kind as to such reports, testing or inspection and/or the results therein. Purchaser hereby indemnifies and agrees to defend and hold Sellers harmless from any loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, arising from any property damage or any injury to or death of any persons, or claims and actions for damages suffered or incurred by Tenants, arising out of any entry on a Property by any Purchaser Party, which indemnity obligation shall survive the termination of this Agreement. Purchaser shall immediately pay or cause to be removed any liens filed against any Property as a result of the Due Diligence Review by Purchaser.

If Purchaser shall, for any reason or no reason, in Purchaser’s sole discretion, disapprove or be dissatisfied with any aspect of such information, or a Property, then Purchaser shall be entitled to terminate this Agreement by delivering a “Termination Notice” (herein so called) to Sellers at or before 5:00 p.m. Eastern Time on the last day of the Due Diligence Period. If Purchaser elects to terminate this Agreement, Purchaser shall return all due diligence materials obtained from Sellers and copies thereof to Seller, or, in the alternative, Purchaser may deliver a certificate to Sellers stating that all such due diligence materials have been destroyed. If Purchaser’s written termination is timely made, then the Earnest Money shall be immediately returned to Purchaser and thereafter neither Party shall have any further obligations or liabilities to the other hereunder except for those that expressly survive termination of this Agreement. If Purchaser fails to timely deliver the Termination Notice, then, except as otherwise provided herein, the Earnest Money shall thereafter be non-refundable, but shall be credited to the Purchase Price at Closing, and Purchaser’s right to terminate this Agreement pursuant to this Section 4.2 shall be of no further force or effect.

Purchaser understands and agrees that the Due Diligence Materials and all information obtained pursuant to such Due Diligence Materials shall be kept in confidence and shall not be revealed to outside parties other than (i) to the extent such information is otherwise available in the public domain, (ii) to Purchaser’s agents, representatives, lenders, investors, principals and Affiliates, or (iii) as otherwise required by law.

4.3      Service Contracts.    Sellers will assign to Purchaser at Closing those Service Contracts listed on Exhibit C hereto except to the extent that Purchaser rejects any such Service Contracts by way of written notice delivered to Sellers by Purchaser prior to the expiration of the Due Diligence Period. At Closing, Purchaser shall assume all obligations under all Service Contracts other than those so rejected by Purchaser and shall indemnify Sellers with respect to all liabilities and obligations accruing thereunder from and after the Closing Date. Sellers shall indemnify Purchaser with respect to all liabilities and obligations accruing prior to the Closing Date under all Service Contracts other than those so rejected by Purchaser, and shall retain all liability for any Service Contracts which Purchaser rejects. Purchaser shall indemnify Sellers with respect to all liabilities and obligations accruing from and after the Closing Date under all Service Contracts assumed by Purchaser.

ARTICLE V.

TITLE AND SURVEY REVIEW

5.1      Title Commitment and Survey.    Purchaser shall order the Title Commitment and Survey for each Property not later than five (5) days following the Effective Date and shall furnish Seller with a copy of each promptly following receipt.

5.2      Permitted Exceptions.    Except as hereinafter provided, the term “Permitted Exceptions” shall mean: (a) the matters which become Permitted Exceptions pursuant to Section 5.3 below; (b) Laws existing with respect to each Property; (c) real estate taxes and assessments for the current and future years, which are not yet due and payable with respect to a Property or any portion thereof; (d) the Leases and (e) the Base Leases. The term “Permitted Exceptions” shall expressly not include any deed of trust, judgment, mechanic’s, materialman’s or other liens, or any of the so-called “standard exceptions” or “pre-printed” exceptions which are subject to deletion by the Title Company upon receipt of a standard owner’s affidavit, which each Seller shall provide at Closing (the “Title Affidavit”). Without limiting the foregoing, the Title Affidavit shall be in such a form so as to, among other things, cause the Title Company to omit from the Title Policy all exceptions for unfiled mechanic’s, materialmen’s or similar liens and to provide “gap” coverage insuring the period from the effective date of the Title Commitment through the date and time of recording of the Deed and the Assignments of Base Leases.

5.3      Title Review and Cure.

   (a)            Seller will cooperate with Purchaser in curing any objections Purchaser may have to title to the Properties, but Seller shall not be obligated to incur any liability or expense in connection therewith except as provided in this Agreement. Seller shall have no obligation to cure title objections except liens of an ascertainable amount, which liens Seller shall cause to be released at or prior to the Closing. Seller agrees to remove any exceptions or encumbrances to title which are created by, under or through Seller after the date of this Agreement, except for liens consented to, authorized or approved by Purchaser. Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions or to delete or modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period, if such additions, modifications or deletions are not acceptable to Purchaser, have not been consented to, authorized or approved by Purchaser or are not removed by the Closing Date. In the event that any such additions, modifications or deletions were caused by or through any Seller, and Purchaser so terminates this Agreement, Sellers shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the Transaction, not to exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) in the aggregate.

   (b)            On or before the last day of the Due Diligence Period, Purchaser shall notify Seller of any other objections to the title to the Properties which Purchaser may have. Failure to notify Seller of such objection shall be deemed an approval of any matter pertaining to title to the Properties disclosed by the Title Commitment or the Survey and such matter shall become a Permitted Exception. Seller may elect to not cure any such objections and shall give written notice to Purchaser within five (5) Business Days of its receipt of Purchaser’s objections of its decision, whereupon Purchaser may waive such objection[s] and close or may terminate this Agreement, which election shall be made within ten (10) days following receipt of such notice from Seller. If Seller fails to timely give such notice, Seller shall be deemed to have elected to cure the objection[s].

5.4      Delivery of Title Policy at Closing.    At the Closing, as a condition to Purchaser’s obligation to close, the Title Company shall deliver the Title Policy to the Purchaser. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment acceptable to Purchaser in all respects and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

ARTICLE VI.

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

6.1      Representations and Warranties of Sellers.    Each Seller represents and warrants to Purchaser as follows (subject to the exceptions stated in the Disclosure Schedule):

  (a)      It has good, indefeasible, and insurable leasehold title in the real property included in the Property and owns the remainder of its respective Property free and clear of any other interests other than (i) those that will be terminated as of Closing, (ii) those disclosed in title insurance policies provided to Purchaser and (iii) the rights of Tenants under Leases.

  (b)      Such Seller has not entered into, and such Seller does not know of, any other agreements or understandings (whether oral or written) with respect to its respective Property or any portion thereof that will be binding upon Purchaser after Closing, other than those delivered pursuant to Section 4.1 above, the Leases listed on Schedule 6.1 hereto and conversations previously reviewed and ongoing with Purchaser related to Suites 110, 130, 250 and 260 at Jefferson Medical Commons, Tots & Teens Suite 130 Renovation and Expansion in North Knoxville Medical Center Plaza A, Select Specialty LTAC’s interest in leasing the middle floor of North Knoxville Medical Center Plaza B and HMA’s planning for a two physician office with attached Endoscopy ASC in the Ground Floor of Plaza B. Each Seller has provided Purchaser with true, correct and complete copies of all of the Due Diligence Materials in its possession or reasonably available to Seller.

  (c)      As of the Effective Date, there are no Brokerage Agreements in effect, except for the Brokerage Agreement between the Sellers and Sellers’ Broker.

  (d)      The Sellers have not heretofore received any written notice of, and to each Seller’s Actual Knowledge there is no, existing or contemplated condemnation, eminent domain, assessment or similar proceeding or charge affecting its Property or any portion thereof. Except as shown in the Due Diligence Materials, Sellers have not received any written notice of a proposed increase in the assessed valuation of the Property.

  (e)      Each Seller has the authority to execute and enter into this Agreement, and shall have, as of Closing, full right, power and authority to consummate the Transaction. The execution by each Seller of this Agreement and the consummation by each Seller of the Transaction does not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon the giving of notice or passage of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which such Seller is a party.

  (f)       To each Seller’s Actual Knowledge, no work has been performed or is in progress at its Property, and no materials will have been delivered to its Property that might provide the basis for a mechanic’s, materialmen’s or other lien against its Property or any portion thereof, or unpaid amounts due from such Seller for such work and material shall have been paid to Purchaser’s satisfaction at Closing.

  (g)      Sellers have not received written notice of any, and to each Seller’s Actual Knowledge there are no, actions, suits or proceedings pending or threatened against or affecting its Property or any portion thereof, the Leases or relating to or arising out of the ownership or operation of its Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than those disclosed to Purchaser pursuant to Section 4.1.

  (h)      To each Seller’s Actual Knowledge, no Hazardous Materials have been discharged or disposed of on, under or at its Property in violation of any Hazardous Materials Law, and there are no violations of any Hazardous Materials Law at its Property.

  (i)       To each Seller’s Actual Knowledge, its Property is free of violations of Laws; and the Building and its use complies with all Laws.

  (j)       The Property Financial Documents were prepared in the normal course of each Seller’s operation and are those used in the day-to-day operation of its Property and, to each Seller’s Actual Knowledge, are true, complete and accurate in all material respects.

  (k)      Each Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”) for the purposes of the provisions of Section 1445(a) of the Code.

  (l)       Neither (i) any assets of any Seller, nor (ii) any funds to be used by any Seller with respect to the Transaction, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. No Seller is executing this Agreement or will be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by any Seller, nor the performance by any Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

  (m)     Neither any Seller nor any of their officers or members shall transfer the proceeds obtained as a result of this Agreement to any Person listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and

Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

  (n)      No Seller has received or given any written notice of any material violation of any provision of any instrument recorded in the land records with respect to any portion of the Property which has not been cured or dismissed, nor to Sellers’ Actual Knowledge does there exist any such material violation.

  (o)      No Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and each Seller is able to repay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against any Seller which has not been dismissed, vacated or stayed on appeal and no Seller has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. No Seller has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and no Seller has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

  (p)      To Sellers’ Actual Knowledge: (i) no Tenant is insolvent within the meaning of Bankruptcy Code, and each Tenant is able to repay its debts as they become due; (ii) no Tenant has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against any Tenant which has not been dismissed, vacated or stayed on appeal and Tenant has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency; and (iii) no Tenant has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and no Tenant has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

  (q)      Other than with respect to the rights of first refusal contemplated by Section 7.1(h), there are no options or other agreements of any kind, whereby any Person other than Purchaser will have acquired or will have any right to acquire title or interest to all or any portion of the Property, and to Sellers; Actual Knowledge there are no purchase contracts, options or other agreements of any kind, whereby any Person will have acquired or will have any right to acquire title or interest to all or any portion of the Property.

  (r)      Sellers have provided to Purchaser true, correct and complete copies of the Leases. No other material agreement, whether written or oral, exists with respect to the Leases or the occupancy of the Property, other than what has been delivered to Purchaser. No Seller has given or received any written notice of any breach or default under any Lease which has not been cured. To Sellers’ Actual Knowledge, no Tenant is entitled to any rebates, rent concessions, free rent periods, credits, set-offs, rent reductions, take-back or take-over obligations or any other concessions granted under any Lease. No Tenant has asserted, nor to Sellers’ Actual Knowledge does any Tenant have a right to, any defense, set-off or counterclaim in respect of its obligations under any Lease. No rents due from any Tenant under any Lease are presently assigned, hypothecated or encumbered by any Seller, other than in connection with any mortgage currently encumbering the Property, which shall be satisfied in connection with the Closing. No rent under any Lease has been prepaid (except for rental for the current month). No Tenant has notified any Seller in writing, or otherwise, of its intent to terminate any Lease prior to expiration of the term of such Lease. Neither any Seller, nor to Sellers’ Actual Knowledge any Tenant, is in breach or default under any obligation thereunder.

  (s)      Attached hereto as Schedule 6.1(s) is a true and complete copy of the Permits that to Sellers’ Actual Knowledge are necessary for the ownership and operation of the Property. Seller has provided true and complete copies of the Permits on Schedule 6.1(s) that are in Sellers’ possession or control and as indicated on Schedule 6.1(s). No Seller has received any written notice from any Person of (i) any violation, suspension, revocation or non-renewal of any such Permits that has not been cured or dismissed, or (ii) any failure by any Seller to obtain any Permits that are necessary for or relate to the ownership and/or operation of the Property that has not been cured or dismissed.

  (t)      Attached hereto as Schedule 6.1(t) is a true and complete summary of the reconciliations for operating expenses, taxes and all other “pass-through” charges for 2012 to all Tenants entitled to receive such reconciliations under the Leases. Sellers shall pay such amounts due to any Tenant as a result of such reconciliations prior to Closing and shall use commercially reasonable efforts to collect any such amount which they are due to receive prior to Closing. To the extent any Seller is unable to collect any such amount which they are due to receive prior to Closing, Sellers shall be entitled to continue its collection efforts from and after Closing; provided, however, that Sellers shall have no right to file any eviction actions or undertake any other actions that would impact any Lease from and after the Closing.

To the extent circumstances first arise after the Effective Date but before Closing which would render one or more of the above representations and warranties no longer materially true and correct, Sellers shall promptly (but no later than at Closing) deliver written notice to Purchaser of such changed circumstances. If Purchaser obtains actual knowledge prior to Closing that any representation or warranty of a Seller contained in this Agreement is no longer true and correct in all material respects, then Purchaser shall give Seller written notice of such changed circumstances. Seller shall have ten (10) days following the delivery (by Seller) or receipt (from Purchaser) of such notice to cause the representation or warranty to be materially true and correct. If Seller does not or cannot cause such representation or warranty to be materially true and correct, then Purchaser may as its sole remedy on account of such false representation or warranty elect to (i) accept the Portfolio regardless of such change, and consummate the purchase and sale of the Portfolio, or (ii) terminate this Agreement by giving Sellers written notice thereof within ten (10) Business Days after Purchaser’s receipt of such Seller’s notice or obtaining actual knowledge of any such change. The Closing Date shall be postponed, if necessary, to afford Purchaser the benefit of the full ten (10) Business Day period. If Sellers have not received any such notice of termination from Purchaser within the ten (10) Business Day period, Purchaser shall be deemed to have elected option (i). If this Agreement is terminated in accordance with this Section, the Earnest Money shall be refunded to Purchaser and in the event that the direct and proximate cause of the circumstance or circumstances that result in a warranty or representation becoming materially untrue is the action or failure to act by a Seller, then in such event only, such Seller shall be deemed to be in default of this Agreement and Purchaser shall be entitled to invoke the remedies set forth in Section 10.1 below and neither Party shall have any further duty or obligation hereunder except for those that expressly survive termination of this Agreement. If Purchaser elects option (i), then such representations and warranties shall be deemed to have been amended or modified to reflect Purchaser’s actual knowledge (as defined above).

The foregoing representations and warranties are made by each Seller individually and relate only to the Property owned by such Seller. No Seller makes any representations or warranties with respect to any other Seller or the Property owned by any other Seller.

6.2      Covenants and Agreements of Sellers.   Each Seller covenants and agrees with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement:

  (a)      Seller shall: (i) operate its Property in the ordinary course of business consistent with past practices; (ii) enter into no new written agreements or understanding with respect to its Property other than new Leases (which are subject to Section 6.2(b) below) (A) prior to the expiration of the Due Diligence Period except as shall be approved in writing by Purchaser, reasonable approval not to be withheld, and except for ordinary and necessary service contracts with respect to its Property which are terminable by Purchaser without penalty upon not more than thirty (30) days written notice and copies of which are sent to Purchaser before they are executed by such Seller, or (B) after the expiration of the Due Diligence Period; and (iii) fully maintain its Property in at least as good condition and repair as existed on the Effective Date, ordinary wear and tear, casualty and condemnation excepted.

  (b)      Up to the date that is three (3) Business Days prior to the expiration of the Due Diligence Period (the “Lease Consent Date”), any Seller may enter into new Leases without the necessity of Purchaser’s consent but shall (i) promptly provide Purchaser with a copy of letters of intent or term sheets for all prospective Tenants and (ii) provide copies of such new Leases immediately upon execution thereof. After the Lease Consent Date, Purchaser’s written consent shall be required for all new Leases.

  (c)      Each Seller shall cause to be maintained in full force property insurance upon the Building and Tangible Personal Property and general liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of its Property in at least such amounts as are maintained by such Seller on the Effective Date.

  (d)      Each Seller shall pay when due all bills and expenses of the Property.

  (e)      No Seller shall, without the prior written consent of Purchaser, create or voluntarily permit to be created any liens (which are not paid, bonded or otherwise satisfied to Purchaser’s reasonable satisfaction) or easements affecting any portion of the Property or the uses thereof.

  (f)      Each Seller, at no material out of pocket cost to such Seller, shall assist Purchaser in conducting and completing, no later than seventy-four (74) days following the Closing Date, an audit of property-level financials for the Property as specified by Rule 3-14 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, each Seller agrees to obtain and provide to the auditors any and all data and financial information in the possession of such Seller which is necessary or required by the auditors in connection with their preparation and completion of the foregoing audit, which additional data and financial information shall be true, correct and complete in all material respects to Seller’s Actual Knowledge. The rights and obligations of Seller and Purchaser under this Section 6.2(f) shall survive the Closing.

The foregoing covenants are made by each Seller individually and relate only to the Property owned by such Seller. No Seller makes any covenants that are binding upon any other Seller or the Property owned by any other Seller.

6.3      Representations, Warranties and Covenants of Purchaser.      Purchaser represents and warrants to Seller, or covenants with Seller, as applicable, that:

  (a)      Purchaser has duly and validly authorized and executed this Agreement, and has full right, power and authority to enter into this Agreement and, subject to obtaining approval of Purchaser’s board of directors (which approval shall be obtained, if at all, prior to the expiration of the Due Diligence Period), to consummate the Transaction, and the joinder of no Person will be necessary to purchase the Property at Closing.

  (b)      The execution by Purchaser of this Agreement and the consummation by Purchaser or its assigns of the Transaction do not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon the giving of notice or passage of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party.

  (c)      All funds to be used by Purchaser as payment of the Purchase Price at Closing are from sources operating under, and in compliance with, all federal, state and local statutes and regulations and are free of all liens and claims of lien. Neither Purchaser nor any of its Affiliates is, nor will they become, a Person with whom United States Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such Persons.

  (d)      Purchaser shall be responsible for the payment of commissions with respect to Brokerage Agreements attributable to Leases executed after the Effective Date. The provisions of this Section 6.3(d) shall become effective only at Closing and shall survive the Closing.

  (e)      Purchaser will engage Brinkman or an Affiliate designated by Brinkman to manage each of the Buildings for a term of at least five (5) years following the Closing or as terminated sooner as provided therein. Purchaser and Brinkman (or its Affiliate) will enter into a Management Agreement with respect to each Building at Closing. Purchaser hereby covenants that for at least five years following the Closing and during the time Brinkman manages the Buildings, the only fees charged for the management, accounting and operation of the Buildings to the Tenants will be those charged by and paid to Brinkman as further defined in the Management Agreement.

6.4      Disclaimer.     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IT IS UNDERSTOOD AND AGREED THAT THE PORTFOLIO IS BEING SOLD AND CONVEYED HEREUNDER “AS IS WHERE IS” WITH ANY AND ALL FAULTS AND LATENT AND PATENT DEFECTS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLERS EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLERS AT CLOSING. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLERS AT CLOSING, ALL REPRESENTATIONS AND WARRANTIES MADE BY SELLERS HEREIN SHALL SURVIVE FOR A PERIOD OF ONE (1) YEAR AFTER THE CLOSING AND THE CONVEYANCE OF THE PROPERTY TO PURCHASER. SELLERS HAVE NOT MADE AND DO NOT HEREBY MAKE AND HEREBY SPECIFICALLY DISCLAIM (EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLERS AT CLOSING) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PORTFOLIO, ITS CONDITION (INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING QUALITY OF CONSTRUCTION, STATE OF REPAIR, WORKMANSHIP,

MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), ITS COMPLIANCE WITH ENVIRONMENTAL LAWS OR OTHER LAWS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, INCOME TO BE DERIVED THEREFROM OR EXPENSES TO BE INCURRED WITH RESPECT THERETO, THE OBLIGATIONS, RESPONSIBILITIES OR LIABILITIES OF THE OWNER THEREOF, THE SELLER DELIVERY ITEMS, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PORTFOLIO, AND SELLERS HEREBY DISCLAIM AND RENOUNCE ANY OTHER REPRESENTATION OR WARRANTY. PURCHASER, BY ITS ACCEPTANCE OF THE DEED AT CLOSING, ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING THE PORTFOLIO WITHOUT RELYING (EXCEPT FOR PURCHASER’S RELIANCE ON SELLERS’ REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLERS AT CLOSING) UPON ANY SUCH REPRESENTATION, WARRANTY, STATEMENT OR OTHER ASSERTION, ORAL OR WRITTEN, MADE BY SELLERS OR ANY REPRESENTATIVE OF SELLERS OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT FOR OR ON BEHALF OF SELLERS WITH RESPECT TO THE PORTFOLIO BUT RATHER IS RELYING UPON ITS OWN EXAMINATION AND INSPECTION OF THE PROPERTIES. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER OF REAL ESTATE AND THAT IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF ITS CONSULTANTS IN PURCHASING THE PROPERTIES. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS PARAGRAPH WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE PROPERTIES. SELLERS AND PURCHASER HEREBY AGREE THAT, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THIS SECTION 6.4 SHALL SURVIVE THE CLOSING OR ANY RESCISSION, CANCELLATION, OR TERMINATION OF THIS AGREEMENT.

/s/ TBB
INITIALED BY PURCHASER

ARTICLE VII.

CONDITIONS TO THE SELLERS’ AND PURCHASER’S OBLIGATIONS

7.1      Conditions to the Purchaser’s Obligations.    The obligation of Purchaser to purchase the Portfolio from Sellers is subject to the satisfaction of each of the following conditions within the time periods set forth in each condition, or, if no such time period is set forth, at or prior to the Closing:

  (a)      The representations and warranties of Sellers set forth in this Agreement must be true, complete and correct in all material respects at Closing, or shall be deemed modified as provided in Section 6.1 above. In the event of an occurrence after the Effective Date which results in a material breach of a warranty or representation which was true and accurate as of the Effective Date, Sellers shall have until Closing to cure such breach, provided further that if additional time is needed to effect such cure, Closing shall be extended by not more than ten (10) Business Days to permit Sellers to effect such cure.

  (b)      Sellers shall have delivered to Purchaser at least ten (10) Business Days prior to the Closing Date, either substantially in the form attached hereto as Exhibit D or in such other form as may be prescribed in any relevant Lease, estoppel certificates (the “Tenant Estoppels”) for 80% of all Leases for tenant spaces in each Building, calculated by the number of Tenant Leases without regard to square footage, pursuant to which each such tenant shall certify as of a date within thirty (30) days of the Closing Date all of the matters set forth on the Exhibit D or on the form prescribed in the relevant Lease, as the case may be. In the event that, despite a Seller’s commercially reasonable efforts, such Seller has not obtained all of the Tenant Estoppels by the above stated time, such Seller may elect and Purchaser agrees to accept an Estoppel Certificate executed by such Seller certifying to the matters set forth in Exhibit D, provided a Seller may not substitute its estoppel for that of a Tenant for more than 20% of the Leases in a Building. Sellers shall use commercially reasonable efforts to obtain estoppels in connection with each of the Leases.

  (c)      Each Seller must have timely delivered, performed, observed and complied with, all of the material items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it.

  (d)      The Title Company must remain committed to issue the Title Policy in the form of the Title Commitment as it existed as of the expiration of the Due Diligence Period or as otherwise modified with the approval of Purchaser, reasonable approval not to be withheld, or, in the alternative, Purchaser shall have received a fully “marked up” Title Commitment signed by an authorized officer of the Title Company, showing Purchaser as the owner of the Properties, subject only to the Permitted Exceptions and irrevocably obligating the Title Company to issue the Title Policy after Closing in the form of such fully “marked up” Title Commitment.

  (e)      No “material part” of any Property shall have been condemned or be under threat of condemnation. For the purposes of this Section 7.1(e), a “material part” of a Property shall be deemed to be any portion of a Building or any portion of any other real property which provides access to a Building.

  (f)       [Intentionally Omitted.]

  (g)      Prior to the Closing, no Material Tenant Lease Defaults shall have occurred.

  (h)      Each Base Lease Landlord shall have waived or have failed to timely exercise its right of first refusal to acquire the corresponding Property.

  (i)       No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Hazardous Materials Law.

  (j)      No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the Transaction, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, would make illegal or invalid or otherwise prevent the consummation of the Transaction.

  (k)     No Laws shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the Transaction.

  (l)      Sellers shall use commercially reasonable good faith efforts to deliver to Purchaser at least ten (10) Business Days prior to the Closing Date estoppel certificates (the “MHP Estoppels”) executed by MHP, or its applicable successors and/or assigns, in a form to be agreed to by Purchaser and Sellers during the Due Diligence Period, certifying if true, that the JEP Ground Lease, KEP Ground Lease, OHP Air Rights Lease, and the EDP Ground Lease are unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), that no party to such are in default thereunder, the date to which the rental and other charges have been paid in advance, that MHP is neither a debtor in bankruptcy nor insolvent within the meaning of Title 11 of the U.S. Code or similar insolvency laws, and such other matters reasonably requested by Purchaser. It is intended that any such statement delivered pursuant to this Section 7.1(l) may be relied upon by Purchaser, Title Company, and any prospective leasehold mortgagee.

  (m)     Sellers shall use commercially reasonable good faith efforts to deliver to Purchaser at least ten (10) Business Days prior to the Closing Date an estoppel certificate (the “Association Estoppel”) executed by Jefferson Owner’s Association, in a form to be agreed to by Purchaser and Sellers during the Due Diligence Period, certifying if true, that the JEP Ground Lease is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), that no party to such is in default thereunder, the date to which the rental and other charges have been paid in advance, that Jefferson Owner’s Association is neither a debtor in bankruptcy nor insolvent within the meaning of Title 11 of the U.S. Code or similar insolvency laws, and such other matters reasonably requested by Purchaser. It is intended that any such statement delivered pursuant to this Section 7.1(m) may be relied upon by Purchaser, Title Company, and any prospective leasehold mortgagee.

7.2      Failure of Conditions to Purchaser’s Obligations.  Subject to the provisions set forth in Section 7.1, in the event any one or more of the conditions to Purchaser’s obligations are not satisfied in whole or in part prior to the Closing, and provided such event is not waived by Purchaser as contemplated by this Agreement, Purchaser shall give Seller notice of failure. Seller shall have a period of ten (10) days in which to cause such failure to be cured. If Seller is not able to cure such failure within such ten (10) day period, then Purchaser, at Purchaser’s option, shall be entitled to: (a) terminate this Agreement by giving immediate written notice thereof to Sellers on or prior to the Closing Date, upon which Purchaser shall receive a prompt refund of the Earnest Money, and, if the closing condition that is not satisfied is a closing condition set forth in Section 7.1(a), Section 7.1 (b), Section 7.1 (c), 7.1(h) or if the closing condition that is not satisfied is the closing condition set forth in Section 7(g) and the satisfaction of such closing condition in Section 7(g) was within the discretion or control of any Seller, Sellers shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the Transaction, not to exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) in the aggregate, and thereafter the Parties shall have no further obligations or liabilities hereunder other than those that expressly survive termination of this Agreement, or (b) waive the unsatisfied conditions and proceed to Closing without any reduction in the Purchase Price or other remedy.

7.3      Condition to the Sellers’ Obligations.    The obligation of Sellers to sell the Portfolio is subject to the satisfaction, at all times prior to and as of the Closing, of each of the following:

  (a)      All of the representations and warranties of Purchaser set forth in this Agreement must be true, complete and accurate in all material respects.

  (b)      Purchaser must have timely delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed, and complied with by it.

  (c)      Each Base Lease Landlord shall have waived or have failed to timely exercise its right of first refusal to acquire the corresponding Property.

  (d)      No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the Transaction, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, would make illegal or invalid or otherwise prevent the consummation of the Transaction.

  (e)      No Laws shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the Transaction.

7.4      Failure of Conditions to Sellers’ Obligations.  Subject to the provisions set forth in Section 7.3, in the event any one or more of the conditions to Sellers’ obligations are not satisfied in whole or in part prior to the Closing, and provided such event is not waived by Seller as contemplated by this Agreement, Seller shall give Purchaser notice of failure. Purchaser shall have a period of ten (10) days in which to cause such failure to be cured. If Purchaser is not able to cure such failure within such ten (10) day period, Sellers, at Sellers’ option, shall be entitled to: (a) terminate this Agreement by giving immediate written notice thereof to Purchaser on or prior to the Closing Date, upon which Purchaser shall receive a prompt refund of the Earnest Money (unless such the closing condition that is not satisfied is a closing condition set forth in Section 7.3(a) or Section 7.3 (b), and the satisfaction of such closing condition in Section 7.3(a)

or Section 7.3(b) was within the discretion or control of Purchaser, in which event Sellers shall be entitled to proceed in accordance with Section 10.2(b)), and thereafter the Parties shall have no further obligations or liabilities hereunder other than those that expressly survive termination of this Agreement, or (b) waive the unsatisfied conditions and proceed to Closing without any reduction in the Purchase Price or other remedy. In the event that Sellers terminate this Agreement as contemplated above as a result of the fact that the condition set forth in Section 7.3(c) is not satisfied, Sellers shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the Transaction, not to exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) in the aggregate.

7.5      Casualty.

  (a)      In the event that all or any substantial portion of a Building shall be damaged or destroyed by fire or other casualty prior to Closing, Purchaser may terminate this Agreement by written notice thereof to the Sellers within ten (10) days after Purchaser is notified of the casualty. Upon termination of this Agreement as provided in this Section 7.5(a), the Earnest Money shall be returned to Purchaser and all rights, duties and obligations of the parties under this Agreement shall thereafter cease and be of no further force or effect except for those that expressly survive termination of this Agreement. If Purchaser does not terminate this Agreement as aforesaid, then the parties shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event (i) Purchaser shall have the right to receive all insurance proceeds with respect to such casualty with respect to the Property (except for proceeds previously used to repair such Building to the extent that immediate repairs are reasonably necessary), (ii) such Seller shall deliver to Purchaser at the Closing all insurance proceeds received by such Seller attributable to its Building from such casualty (except for proceeds previously used to repair the Building to the extent that immediate repairs are reasonably necessary) and assign to Purchaser (and obtain written consent to such assignment from the applicable insurance company) all of such Seller’s right, title and interest in and to any claims which such Seller may have under the insurance policies covering its Building, and (iii) the Purchase Price shall be reduced by an amount equal to the positive difference between (x) the total costs and expenses to repair all damage arising from such casualty, and (y) the total insurance proceeds delivered to Purchaser as aforesaid under such insurance policies with respect to such casualty loss. In the event less than a substantial portion of a Building shall be damaged or destroyed by fire or other casualty after the Due Diligence Period but prior to Closing, then the parties shall proceed in accordance with the third sentence in this Section 7.5(a) and Purchaser agrees to waive its right to terminate this Agreement as a result of such damage or distribution.

  (b)      For the purposes of Section 7.5(a), a “substantial portion” of the Property shall be deemed to be any portion of the Property with either a fair market value or replacement cost equal to or greater than One Million and No/100 Dollars ($1,000,000.00).

ARTICLE VIII.

PROVISIONS WITH RESPECT TO THE CLOSING

8.1      The Closing.    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on a date mutually agreed to by the Parties, but in no event shall such date be prior to July 1, 2013 or later than July 12, 2013. In the event that the Parties cannot mutually agree upon a date for Closing, the Closing shall occur on July 12, 2013. The Closing shall be held at a place and time mutually agreeable to Sellers and Purchaser.

8.2      Sellers’ Closing Obligations.    At the Closing, each Seller shall execute, acknowledge (where applicable) and deliver to the Title Company for recording and/or delivery to Purchaser, the following:

  (a)      the Deed [JEP only];

  (b)      the Quit Claim Deeds [only EDP, KEP, and OHP, as applicable]

  (c)      an Assignment of the Base Lease [excluding JEP];

  (d)      an Assignment of Leases and Service Contracts, together with the written consent of such third parties as may be required in the event of an assignment under the terms of the Leases and Service Contracts;

  (e)      A certificate of non-foreign status;

  (f)       a Bill of Sale;

  (g)      a Title Affidavit;

  (h)      a Management Agreement for each Building;

  (i)       the Non-Solicitation Agreement;

  (j)       the ROFO Agreement;

  (k)      a closing statement itemizing the Purchase Price and all adjustments thereto as provided herein (the “Closing Statement”);

  (l)       duplicates of keys, combinations, codes and security information to all locks on the Property in the possession of such Seller (such items to be delivered to Purchaser at the Property);

  (m)     evidence of the existence, organization and authority of each Seller and of the authority of the persons executing documents on behalf of such Seller reasonably satisfactory to Purchaser and the Title Company;

  (n)      copies of the written termination notices sent by each Seller terminating each of the Service Contracts which Purchaser elected not to assume as of a date not later than thirty (30) days after the Closing Date;

  (o)      all documents and instruments to be assigned and/or delivered under Section 9.3 hereof;

  (p)      executed originals of each Lease; and

  (q)      such other instruments or documents as are necessary or reasonably required by Purchaser or the Title Company to consummate the Transaction; provided, however, that no such additional instrument or document may expand any obligation, covenant, representation or warranty of a Seller or result in any new or additional obligation, covenant, representation or warranty of a Seller under this Agreement beyond those expressly set forth in this Agreement.

8.3      Purchaser’s Closing Obligations.   At the Closing, Purchaser shall execute, acknowledge (where applicable) and deliver to the Title Company for delivery to each Seller:

  (a)      a Closing Statement;

  (b)      a Ground [Air Rights] Lease Assignment;

  (c)      an Assignment of Leases and Service Contracts;

  (d)      a Management Agreement for each Building;

  (e)      the Non-Solicitation Agreement;

  (f)      the ROFO Agreement;

  (g)      wired funds for the benefit of Sellers (subject to any portion to be held in escrow as provided in Section 9.3 hereof) representing the cash portion of Purchase Price due in accordance with Section 3.1 and other applicable provisions herein;

  (h)      evidence of the existence, organization and authority of Sellers and of the authority of the persons executing documents on behalf of Sellers reasonably satisfactory to Purchaser and the Title Company; and

  (i)       such other instruments or documents as are necessary or reasonably required by Sellers or the Title Company to consummate the transaction contemplated hereby; provided, however, that no such additional instrument or document may expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement.

ARTICLE IX.

EXPENSES OF CLOSING

9.1      Taxes.  Real property taxes and personal property taxes shall be prorated for the year in which the Closing occurs, with each Seller to be responsible for all taxes in respect of prior years and the portion of the current year up to 11:59 p.m. on the day prior to the Closing Date. Each Seller shall pay in full all special assessments against its Property to the Closing Date, whether any or all installments of such assessments are matured or unmatured. In connection with the proration of real property taxes, personal property taxes or installments of assessments, such proration shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of a Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year for the figures which are unavailable for the year of Closing, and such item shall be reapportioned and prorated, and the proper party reimbursed, as soon as practicable after the Closing Date, which obligation shall survive the Closing for a period (the “Proration Period”) of one (1) year after the Closing Date.

9.2      Rents.

  (a)      Rents due under Leases, as well as any pre-paid rents, shall be prorated as of the Closing Date, with Purchaser entitled to a credit for the rents applicable to the Closing Date and thereafter.

  (b)      If on the Closing Date any Tenant is in arrears in the payment of any rent under any Lease (the “Delinquent Rent”) payable by it, any Delinquent Rent received by Purchaser and the respective Seller from such Tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (A) first, to the period of time on or after the Closing Date, and (B) second, to the period of time before the Closing Date. If Delinquent Rent or any portion thereof received by a Seller or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys’ fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party. The provisions of this Section 9.2(b) shall survive the Closing.

  (c)      After the Closing, each Seller shall continue to have the right, in its own name, to demand payment of and to collect Delinquent Rent owed to such Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant. Purchaser agrees to reasonably cooperate with such Seller in connection with any reasonable efforts by such Seller to collect such Delinquent Rent; provided, that Purchaser shall not be obligated to declare a default under any Lease, institute any legal action against any Tenant or exercise any other remedies under the Leases in connection therewith. The provisions of this Section 9.2(c) shall survive the Closing.

9.3      Security Deposits and Credit Enhancements.   Purchaser shall receive a credit against the Purchase Price for any cash security deposits held by a Seller under the Leases. All letters of credit, guarantees, or other credit enhancements will be assigned by Sellers to Purchaser at Closing (and all original counterparts of such letters of credit, guaranties and other instruments shall be delivered to Purchaser) all pursuant to the requirements of any such instruments (and the issuer of any such letters of credit shall have executed and delivered to Purchaser any documents necessary to consent to and/or complete such assignments), or, if not assignable, Sellers will have them reissued in Purchaser’s name and delivered to Purchaser at Closing. Sellers shall pay the costs and expenses of any such assignments or reissuances. The obligations of Sellers under this Section 8.3 shall survive the Closing.

9.4      Leasing Costs.   Purchaser shall assume Sellers’ obligation to pay any tenant improvement costs and the cost of completing landlord improvement obligations remaining unpaid or unsatisfied under the Leases (subject to the credit to be provided under Section 9.7 hereof), and similar costs and expenses which arise and are due and payable following the Effective Date. A true, correct and complete schedule of all such obligations is set forth on Schedule 9.4(i) attached hereto. Each Seller shall remain solely responsible for any such costs payable prior to the Effective Date. Each Seller shall remain solely responsible for the tenant improvement costs and the cost of completing landlord’s improvement obligations remaining unpaid or unsatisfied under the Leases as of Closing to the extent not credited to Purchaser at the Closing under Section 9.7, and such Seller’s obligation to pay same when due shall be a continuing obligation of such Seller which shall survive the Closing notwithstanding anything to the contrary contained herein. Purchaser shall assume each Seller’s obligation to pay any leasing commissions under the Leases or any Brokerage Agreements due and arising from any renewals, expansions or extensions of a Lease and which are set forth in such Leases or Brokerage Agreements (or of which Purchaser is given notice thereof at least three (3) Business Days prior to the end of the Due Diligence Period)(a true, correct and complete schedule of which is set forth on Schedule 9.4(ii) attached hereto), and such Seller shall pay by a credit to Purchaser at the Closing an amount determined in accordance with Section 9.7 hereof for any leasing commissions due under the Leases or any Brokerage Agreements arising from the execution and/or the initial term of any Leases; provided, however, each Seller shall remain solely responsible for such leasing commissions due under the Leases or any Brokerage Agreements arising from the execution and/or the initial term of any Leases to the extent not credited to Purchaser at the Closing, and such Seller’s obligation to pay same when due shall be a continuing obligation of such Seller which shall survive the Closing notwithstanding anything to the contrary contained herein.

9.5      Closing Costs.

  (a)      Sellers shall pay:

    (i)       one-half (1/2) of all recording fees and transfer taxes due upon recording of the Deeds, Quit Claim Deeds, and the Base Lease Assignments;

    (ii)      one-half (1/2) of the escrow closing fees and charges of the Title Company; and

 (iii)     Sellers’ legal, accounting and other professional fees and expenses, and the cost of all certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Sellers hereunder.

(b)     Purchaser shall pay:

 (i)       one-half (1/2) of all recording fees and transfer taxes due upon recording of the Deeds, Quit Claim Deeds, and the Base Lease Assignments;

 (ii)      one-half (1/2) of the escrow closing fees and charges of the Title Company;

 (iii)     all title examination fees, the costs of the Title Commitment and premiums for the Title Policy including endorsements;

 (iv)     any costs incurred with respect to its inspection of the Properties;

 (v)      the costs of the Surveys; and

 (vi)     Purchaser’s legal, accounting and other professional fees and expenses and the cost of all certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Purchaser hereunder.

All other costs and expenses shall be paid by the party for whose benefit such costs or expenses are incurred.

9.6    Commissions/Broker’s Fees.   Each Seller covenants and represents that it has not dealt with any real estate or other broker, finder, agent or other Person with respect to the Transaction, who may be entitled to any commission or fee related to same, other than Sellers’ Broker and agrees to indemnify, defend and hold Purchaser harmless from any costs and expenses (including, without any limitation, reasonable attorneys’ fees), if any, which Purchaser may incur as a result of (a) Sellers’ breach of the foregoing representation and warranty, or (b) any claim by any real estate or other broker, finder, agent or other Person claiming by, through, or under Seller. Sellers shall pay Sellers’ Broker at Closing, all compensation to which it may be entitled in connection with the Transaction pursuant to a separate agreement. Purchaser covenants and represents that it has not dealt with any real estate or other broker, finder, agent or other Person with respect to the Transaction other than Sellers’ Broker, who may be entitled to any commission or fee related to same; and agrees to indemnify, defend and hold Sellers harmless from any costs and expenses (including, without any limitation, reasonable attorneys’ fees), if any, which Sellers may incur as a result of (a) Purchaser’s breach of the foregoing representation and warranty, or (b) any claim by any real estate or other broker, finder, agent or other Person claiming by, through, or under Purchaser. The provisions of this Section 9.6 shall survive the Closing.

9.7     Utilities; Operating Expenses.

 (a)      Electric, water, sewer, gas, fuel, waste collection and removal and other utility expenses and all amounts payable under Service Contracts and other operating expenses relating to a Property shall be prorated as of 11:59 p.m. on the day preceding the Closing Date. To the extent possible, Sellers and Purchaser shall request the utility companies to read the meters as of the date preceding the Closing Date, and each Seller shall be responsible for all charges incurred through the day preceding the Closing Date. If bills for the applicable period are unavailable, the amounts of such charges will be estimated based upon the latest known bills, and it shall be assumed that all charges were incurred uniformly during the billing period in which the Closing occurs, and such item shall be reapportioned and prorated, and the proper party reimbursed, as soon as practicable after the Closing Date, which obligation shall survive during the Proration Period. All prepaid deposits or letters of credit for utilities shall be refunded or returned to the appropriate Seller by the utility companies, and it shall be Purchaser’s responsibility to make any utility deposits required for service.

 (b)      Each Seller, as landlord under the Leases, is currently collecting from its Tenants under all or some of the Leases, additional rent to cover taxes (including, without limitation, real property taxes, personal property taxes and franchise or margin taxes), insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by such Seller in connection with the ownership, operation, maintenance and management of its Property. Upon Purchaser’s reconciliation of the Operating Expense Pass-Throughs for the year in which Closing occurs, the parties shall make an adjusting payment between themselves so that, with respect to any amounts recovered from Tenants, or if applicable, refunded to Tenants, with respect to Operating Expense Pass-Throughs, (i) each Seller receives from Purchaser any such amount recovered by Purchaser from Tenants with respect to under-collections of Operating Expense Pass-Throughs by such Seller relating to the portion of the year of Closing that occurs prior to the Closing Date, and (ii) Purchaser receives from each Seller any such amounts to be paid to Tenants by Purchaser with respect to over-collections of Operating Expense Pass-Throughs by such Seller relating to the portion of the year of Closing that occurs prior to the Closing Date. If any Seller collected estimated prepayments of Operating Expense Pass-Throughs attributable to any period after Closing, such Seller shall pay or credit such amounts to Purchaser at Closing. The provisions of this Section 9.7 shall survive during the Proration Period.

ARTICLE X.

DEFAULT AND REMEDIES

10.1   Sellers’ Default; Purchaser’s Remedies.

 (a)      Sellers’ Default.     All Sellers shall be in default hereunder if the representations or warranties of any Seller in this Agreement shall be not correct in any material respect when made or if any Seller shall fail to meet, comply with, or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement and shall fail to cure same within ten (10) Business Days after receipt of written notice from Purchaser (unless such failure shall be a failure to consummate the Transaction on the date of Closing, for which there shall be no notice or cure rights).

(b)      Purchaser’s Remedies. In the event Sellers shall be in default hereunder after the expiration of the applicable cure period, then Purchaser may, at Purchaser’s sole option, either:

   (i)         terminate this Agreement by written notice delivered to Sellers, in which case the Earnest Money shall be returned to Purchaser by the Title Company, Sellers shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the Transaction, not to exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) in the aggregate, and this Agreement shall be of no further force or effect, except for the provisions which by their terms survive the termination of this Agreement; or

 (ii)        enforce specific performance of this Agreement against Sellers, in which case it shall be entitled to recovery from Sellers its reasonable costs and attorney’s fees in connection therewith.

10.2    Purchaser’s Default; Sellers’ Remedies.

(a)       Purchaser’s Default.  Purchaser shall be in default hereunder if any of its representations or warranties in this Agreement shall be not correct in any material respect when made or if it shall fail to meet, comply with, or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement and shall fail to cure same within ten (10) Business Days after written notice from Sellers (unless such failure shall be a failure to consummate the Transaction on the date of Closing, for which there shall be no notice or cure rights).

(b)       Sellers’ Remedy.  In the event Purchaser shall be in default hereunder after the expiration of the applicable cure period as provided in this Agreement, Sellers shall be entitled, as their sole and exclusive remedy, to terminate this Agreement and receive payment of the Earnest Money from the Title Company as full liquidated damages, and thereafter Purchaser shall have no further obligations or liability hereunder. The parties hereto hereby acknowledge that it is impossible to more precisely estimate the specific damage to be suffered by Sellers, and the parties hereto expressly acknowledge and intend that this provision shall be a provision for the retention of Earnest Money and not as a penalty. Sellers expressly waive (i) any right to specific performance of this Agreement, and (ii) the defense of lack of mutuality of remedies.

ARTICLE XI.

ESCROW OF EARNEST MONEY

11.1    Investment of Earnest Money.  Title Company shall invest the Earnest Money in such accounts, commercial paper, U.S. government securities, certificates of deposit, repurchase agreements, or other instruments, as Purchaser shall from time to time direct or approve, provided that Title Company shall not be required to deposit or invest the Earnest Money in any institution other than Title Company’s normal banking institution in Santa Ana, California. Title Company shall promptly advise Seller and Purchaser of the investment of the Earnest Money.

11.2    Payment at Closing.  Title Company shall deliver the Earnest Money to, or upon the instructions of, Seller at Closing.

11.3    Payment on Demand.  Upon receipt of any written certification from Purchaser claiming the Earnest Money prior to the expiration of the Due Diligence Period, Title Company shall promptly disburse the Earnest Money to Purchaser without any obligation to provide notice to, or obtain the consent of, Sellers. Except as set forth in the preceding sentence, upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Title Company shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Title Company of any objection to such requested disbursement of the Earnest Money, Title Company shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.

11.4    Exculpation of Title Company.  It is agreed that the duties of Title Company are herein specifically provided and are purely ministerial in nature, and that Title Company shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as Title Company is acting in good faith. Seller and Purchaser do each hereby release Title Company from any liability for any error of judgment or for any act done or omitted to be done by Title Company in the good faith performance of its duties hereunder and do each hereby indemnify Title Company against, and agree to hold, save, and defend Title Company harmless from, any costs, liabilities, and expenses incurred by Title Company in serving as Title Company hereunder and in faithfully discharging its duties and obligations hereunder.

11.5    Stakeholder.  Title Company is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Title Company is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Title Company may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Title Company of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, a final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Title Company of such dispute, Title Company may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Title Company shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Title Company shall have no further liability or obligation hereunder.

11.6     Receipt.   Title Company has executed this Agreement in order to confirm that Title Company has received the Earnest Money by wire transfer from the Purchaser and will hold the Earnest Money in accordance with the provisions hereof.

ARTICLE XII.

MISCELLANEOUS

12.1     Survival.    All of the representations, warranties, covenants, agreements and indemnities of Sellers and Purchaser contained in this Agreement shall be deemed independent of one another and shall survive the Closing for a period of one hundred eighty (180) days and shall not be deemed to merge upon the acceptance of the Deed or Assignments of Base Leases by Purchaser during that time period.

12.2     Right of Assignment.  Without the prior consent of Sellers, Purchaser may assign all of its rights and obligations under this Agreement to an Affiliate of Purchaser, provided that the original Purchaser shall continue to remain liable in such case for the obligations of the “Purchaser” hereunder. Notwithstanding the foregoing, this Agreement may not be assigned by Purchaser to any Person in which Montecito Medical Investment Company or any of its Affiliates has any equity ownership position.

12.3     Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a nationally recognized overnight delivery service or (d) sent by facsimile transmission and addressed as follows:

If to Seller:	[Name of Seller]
c/o N.T. Brinkman, Inc.
PMB 344
977 Seminole Trail
Charlottesville, VA 22901-2824
Attention: Ben Ochs
Telephone: (434) 293-8004
Telefax No.: (434) 293-6256

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz
Baker Donelson Center
211 Commerce Street, Suite 800
Nashville, TN 37201
Attention: Kenneth P. Ezell, Jr.
Telephone: (615) 726-5721
Telefax No.: (615) 744-5721

If to Purchaser:	CHP Partners, LP
c/o CNL Financial Group, Inc.
450 South Orange Avenue, Suite 1200
Orlando, Florida 32801
Attention: Holly Greer, Esquire
Telephone: (407) 540-7546
Telefax No.: (407) 540-2544

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attention: William T. Dymond, Jr., Esquire
Telephone: (407) 843-4600
Telefax No.: (407) 843-4444

If to Title Company:	First American Title Insurance Company
National Commercial Services Division
420 South Orange Avenue, Suite 250
Orlando, Florida 32801
Attention: Michael Moore
Telephone: (407) 244-0007
Telefax No.: (888) 216-9921

or at such other address or facsimile number, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly delivered and received (1) if delivered in person or by a nationally recognized overnight delivery service, when left at the address of the recipient, and (2) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is received on a day which is not a Business Day, or after 5:00 P.M. Eastern Time on any Business Day, at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter.

12.4     Entire Agreement; Modifications.    This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are of no force or effect. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. This Agreement, although initially drawn by one of the Parties hereto, shall not be construed for or against either party as a result thereof in any dispute pertaining to this Agreement or the Transaction, but this Agreement shall be interpreted in accordance with language hereof in an effort to reach the result intended thereby.

12.5     Applicable Law.   THIS AGREEMENT AND THE TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE WITHOUT REGARD TO SUCH STATE’S CONFLICT OF LAW PRINCIPLES.

12.6     Captions.     The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

12.7     Binding Effect.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns; provided, however, the delivery of the Agreement by one party shall not be binding upon either until both parties have fully executed same.

12.8     Execution in Counterparts.  This Agreement may be executed in two or more counterparts, either electronically or manually, and manually-executed counterparts may be delivered in faxed or scanned electronic form, each of which (whether originally executed or such a faxed or scanned electronic document) shall be deemed an original, and all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the Parties.

12.9     Time is of the Essence.  With respect to all provisions of this Agreement, time is of the essence. However, if the last date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall end on the next day which is a Business Day.

12.10   Waiver of Conditions.  Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but, except as otherwise provided in Sections 7.2 and 7.4, any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach or of warranty or representation by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and, except as otherwise provided in Sections 7.2 and 7.4, no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

12.11   Severability.  In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

12.12  No Recording.    Neither party shall record this Agreement or any short form, memorandum or notice thereof in any public or governmental office.

12.13  Attorneys’ Fees.    In the event of any litigation between the Parties under this Agreement, the prevailing party, in addition to those damages and other awards given such party therein, shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.

12.14  Independent Consideration.     Sellers hereby acknowledges the receipt of the Independent Consideration, which amount the Parties bargained for and agreed to as consideration for Purchaser’s exclusive right to inspect and purchase the Property and for Sellers’ execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is nonrefundable, and it is fully earned and shall be retained by Sellers notwithstanding any other provisions of this Agreement.

12.15  Third-Party Beneficiaries.     This Agreement is not intended to and shall not inure to the benefit of any third-party.

12.16  Confidentiality.    Neither party hereto shall make public disclosure with respect to this transaction or this Agreement (and the terms hereof) before Closing except: (i) as may be required by Laws or any applicable governmental authorities, or (ii) to such lenders, attorneys, accountants, brokers, partners, directors, officers, employees, agents, and representatives of either party or of either party’s advisors who have a reasonable need to know such information for the purpose of evaluating and consummating the transaction and/or advising either party, including, without limitation, with respect to the financing of the transaction; and to present or prospective sources of financing.

12.17  Public Announcement.      No Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other Party. Seller and Purchaser shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement or disclosure under applicable law, in which case no such approval by the other Party shall be required.

12.18  Exclusive Forum.  The parties agree that the state and federal courts sitting in Knox County, State of Tennessee, and the appropriate appellate courts shall have exclusive jurisdiction for the resolution of any and all disputes arising under or relating to this Agreement or the documents executed and delivered pursuant to this Agreement.

12.19  1031 Exchange.    All of the entities comprising Sellers and Purchaser may consummate the sale of the Property as part of a so called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (i) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of the party consummating the Exchange; (ii) the Closing shall not be delayed or affected by reason for the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Sellers’ obligations and covenants under this Agreement; and (iii) neither Purchaser nor Sellers or any entity comprising Sellers shall be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Neither Purchaser nor Sellers nor any entity comprising Sellers shall, by this Agreement or acquiescence to an Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner, or (2) be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended.

12.20  Suite 230.  The Parties agree and acknowledge that as of the Effective Date, JEP does not own Suite 230, but rather has only a contractual right to purchase Suite 230 and that the Parties intend that JEP shall acquire fee title to Suite 230 prior to Closing. Accordingly, the Parties agree and acknowledge that none of the representations made by JEP in Section 6.1 of this Agreement shall be effective with respect to Suite 230 as of the Effective Date. If JEP acquires fee title to Suite 230 prior to the Closing Date and delivers a certificate to Purchaser making the same representations with respect to Suite 230 that the Sellers have made in Section 6.1 with respect to the Portfolio (the “JEP Closing Certificate”), then, subject to Purchaser’s rights as set forth elsewhere in this Agreement, Purchaser shall be obligated to take title to Suite 230. In the event that JEP does not own Suite 230 as of the Closing Date or is not willing to deliver the JEP Closing Certificate, each of Sellers and Purchaser shall have the right to terminate this Agreement with respect to Suite 230 only (but not with respect to the remainder of the Portfolio), in which event the Purchase Price shall be reduced by the amount of Three Hundred Fifty Thousand and No/100 dollars ($350,000.00) and the Parties rights with respect to the remainder of the Portfolio shall be unaffected. JEP shall be obligated to deliver a JEP Closing Certificate unless JEP has a bona fide, good faith belief that any representation set forth in Section 6.1 is untrue. While the representations contained herein are not to be deemed to apply to Suite 230 prior to the date on which JEP acquires title to Suite 230, in the event that Purchaser discovers any state of facts which would make any representation from any Seller untrue were such representation to be applicable to Suite 230, then Purchaser shall have the right to terminate this Agreement with respect to Suite 230 only (but not with respect to the remainder of the Portfolio), in which event the Purchase Price shall be reduced by the amount of Three Hundred Fifty Thousand and No/100 dollars ($350,000.00) and the Parties rights with respect to the remainder of the Portfolio shall be unaffected. At all times prior to Closing, JEP shall reasonably cooperate with Purchaser in Purchaser’s due diligence investigations with respect to Suite 230, and shall use commercially reasonable efforts to cause Cherokee to reasonably cooperate with Purchaser in Purchaser’s due diligence investigations with respect to Suite 230. To the extent that JEP obtains Seller’s Actual Knowledge of any material fact or condition relating to Suite 230 which would (i) make any representation untrue were such representation applicable to Suite 230, or (ii) the existence of which JEP could reasonably anticipate would impact Purchaser’s desire to acquire title to Suite 230, JEP shall promptly disclose such fact or condition to Purchaser in writing.

ARTICLE XIII.

INDEMNIFICATION AND RELEASE

13.1    Indemnification by Seller.  Subject to the limitations set forth in this Article 13 and any other express provision of this Agreement, Sellers shall indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of any Seller in this Agreement, (ii) any breach by any Seller of any of its covenants or obligation under this Agreement, and (iii) any liabilities retained by any Seller pursuant hereto.

13.2    Indemnification by Purchaser.  Subject to the limitations set forth in this Article 13, Purchaser shall indemnify, defend and hold harmless Seller’s Indemnitees from and against any Indemnification Loss incurred by Seller’s Indemnitee the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement, and (iii) any liabilities assumed by Purchaser pursuant hereto.

13.3    Indemnification Procedure.  Notice of Indemnification Claim.  If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

  (b)        Resolution of Indemnification Claim Not Involving Third-Party Claim.  If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

  (c)        Resolution of Indemnification Claim Involving Third-Party Claim.  If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall cooperate in good faith with Indemnitor’s defense of the Third-Party Claim and shall not enter into any settlement agreement or consent to any judgment with respect to the Third-Party Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

  (d)        Accrual of Indemnification Obligation.  Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

  (e)        Limitations on Indemnification Obligation.    Notwithstanding anything herein to the contrary, (a) Seller shall have no indemnification obligation with respect to any Indemnification Claim unless the amount of such Indemnification Claim, individually or when taken together with all other Indemnification Claims, is at least equal to One Hundred Thousand and No/100 Dollars ($100,000) (the “Indemnity Floor”), and (b) Seller shall not be obligated to incur costs in excess of Two Million and No/100 Dollars ($2,000,000.00) in performing its obligations under this Article XIIIARTICLE XIII. For the avoidance of doubt, if the aggregate amount of Indemnification Claims exceeds the Indemnity Floor, the Indemnitor shall indemnify the Indemnitee for the entire amount of such Indemnification Claims (up to the Indemnity Cap). Notwithstanding anything herein contained to the contrary, in no event shall an Indemnitor have any indemnification obligation if (y) prior to Closing, the Indemnitee had actual knowledge of the facts upon which any Indemnification Claim is based, or (z) such facts are set forth in the Disclosure Schedule attached hereto.

13.4    Guarantor Guaranty.    Guarantor is an Affiliate of Sellers and, as a result thereof, Guarantor receives a direct financial benefit from the Transaction. In consideration of the foregoing benefit, the Purchase Price and other good and valuable consideration paid to Sellers at Closing pursuant to this Agreement and as a further inducement for Purchaser to enter into this Agreement, Guarantor, hereby absolutely, unconditionally and irrevocably guarantees, subject to the terms herein, and for a period of one hundred eighty (180) days following the Closing Date, the full and timely performance of the indemnification obligations, covenants and conditions of Sellers pursuant to this Article 13. The provisions of this Section 13.4 shall expressly survive the Closing.

13.5    Exclusive Remedy for Indemnification Loss.  Except for claims based on fraud, gross negligence, or willful misconduct, for which the Purchaser shall have the right to pursue all remedies available at law or equity, the indemnification provisions in this ARTICLE XIII shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

(Signatures on the following pages)

EXECUTED on the date set forth below to be effective as of the Effective Date.

PURCHASER:

CHP PARTNERS, LP, a Delaware limited partnership

By: CHP GP, LLC, a Delaware limited liability company., its general partner

By: CNL Healthcare Properties, Inc., a Maryland corporation, its sole member

By:	/s/ Tracey B. Bracco

Name:	Tracey B. Bracco

Title:	Vice President

Date:	April 3, 2013

Purchaser’s Tax Identification Number:

272963394

EXECUTED on the date set forth below to be effective as of the Effective Date.

SELLERS:

JEFFERSON EQUITY PARTNERS, LLC, a Tennessee limited liability company,

By:	/s/ Norman T. Brinkman
Title:	Managing Member
Date:	April 3, 2013

Tax ID:	62-1800032

KNOXVILLE EQUITY PARTNERS, LLC, a Tennessee limited liability company,

By:	/s/ Norman T. Brinkman
Title:	Managing Member
Date:	April 3, 2013

Tax ID:	20-0937239

EMORY DEVELOPMENT PARTNERS, LLC, a Tennessee limited liability company,

By:	/s/ Norman T. Brinkman
Title:	Managing Member
Date:	April 3, 2013

Tax ID:	20-4539540

OAK HILL PARTNERS, LLC, a Tennessee limited liability company,

By:	/s/ Norman T. Brinkman
Title:	Managing Member
Date:	April 3, 2013

Tax ID:	80-0740960

N.T. Brinkman, Inc., joins in the execution of this Agreement for the purpose of agreeing to be bound by the provisions that are specifically applicable to Brinkman herein, and for no other purpose.

BRINKMAN:

N.T. BRINKMAN, INC., a Virginia corporation

By:	/s/ Norman T. Brinkman
Norman T. Brinkman, President
Date:	April 3, 2013

The Title Company joins herein for the purpose of agreeing to serve as the escrow agent pursuant to the provisions of Article XI herein and subject to the remaining provisions of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY, a corporation

By:	/s/ John S. Elzeer

Name:	John S. Elzeer

Title:	VP & NCS FL Ops Mngr

Date:	April 3, 2013